Exhibit 10.1

                              SEVERANCE AGREEMENT

THIS AGREEMENT between Cyrk, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and Gregory P. Shlopak (hereinafter referred to as the "Executive"), dated as of this 31st day of December, 1998:

WHEREAS, the Executive is the Chairman and Chief Executive Officer of the Company and an integral part of its management;

WHEREAS, the Company has determined to effect certain changes in management of the Company, which changes contemplate, inter alia, the termination of the Executive's employment with the Company;

WHEREAS, the Company wishes to provide to the Executive fair severance in connection with the termination of his employment and to assure the Executive of certain other benefits upon such event;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and of the Executive's past employment with and contributions to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Capitalized terms used and not otherwise defined upon first usage herein are defined in EXHIBIT A attached to this Agreement.

1.   SEVERANCE BENEFITS.

     1.1. BASIC BENEFITS. On December 31, 1998 (the "Effective Date"), the Executive's employment with the Company shall terminate, and the Executive shall be entitled to the following benefits:

     (a) Over a period of three (3) years, commencing on the Effective Date and continuing until December 31, 2001 (the "Severance Period"), the Company shall pay to the Executive an aggregate amount equal to $1,224,924, such aggregate amount to be paid in 72 equal payments of $17,012.83 each, each such payment to be made on the 15th and last day of each calendar month commencing on January 15, 1999 and continuing thereafter on the last and 15th day of each subsequent calendar month through and including December 31, 2001.

     (b) Until the end of the Severance Period, the Company shall maintain in full force and effect for the benefit of the Executive and his family the following benefits:

          (i) all life, medical, dental, vision and disability insurance plans and other benefit programs, including, without limitation, those described in the Cyrk Employee Handbook, in which the Executive was entitled to participate immediately prior to the Effective Date; provided, that if the Executive's continued participation is not possible under the terms of such plans and programs, the Company shall instead arrange to provide the Executive with substantially similar benefits upon comparable terms; and

          (ii) the Special Child Care Benefit.

     (c) For a period of six (6) months commencing on the Effective Date and continuing through and including June 30, 1999, the Company shall maintain in full force and effect for the benefit of the Executive and his family the following benefits:

          (i)   the Accountant Benefit;

          (ii)  the Apartment Benefit;

          (iii) the Club Benefit;

          (iv)  the Phone and Subscription Benefit; and

          (v)   the New York Office Benefit.

     (d) ACCRUED VACATION; PERSONAL DAYS. As soon as practicable after the Effective Date, the Company shall pay to the Executive in cash the amount due to the Executive, as of the Effective Date, for accrued vacation time and personal days, as determined by reference to his Base Salary, it being agreed that the Executive shall have, as of the Effective Date, five (5) weeks of accrued vacation due and nine (9) personal days, having an aggregate value of $34,038.

     (e) CASH PAYMENT. In addition to the payment described in paragraph (d) above, as soon as practicable after the Effective Date, the Company shall pay to the Executive a cash payment of $150,000.

     (f)  SPLIT-DOLLAR LIFE INSURANCE POLICIES. In accordance with the
          Company's commitment to do so as set forth in its letter dated April 3, 1996 to Winged Keel Group, Inc., the Company shall continue to pay all scheduled premiums in full for the split-dollar life insurance policies currently existing on the life of the Executive and his spouse, according to current terms and provisions and as currently in effect, for eleven (11) years from the Effective Date, as more fully set forth in EXHIBIT B attached hereto. In addition, pursuant to such commitment, the Company shall not be entitled to the repayment of the Company's collateral interest in such policies until the surrender of such policies by the trusts holding the same, the second death of the two insureds with respect to the second-to-die policies, and the death of the insured with respect to the single life policies, as stated in the applicable split-dollar agreements.

     (g) AUTOMOBILE BENEFIT. For a period of two (2) years commencing on the Effective Date and continuing through and including December 31, 2000, the Company shall maintain the Automobile Benefit in full force and effect for the continued benefit of the Executive and his family.

     (h) LOAN FORGIVENESS. As of the Effective Date, the Company shall forgive all remaining payments due from the Executive to the Company, totaling $256,947, under certain loan arrangements existing as of the Effective Date between the Executive and the Company.

     (i) OFFICE EQUIPMENT. As soon as practicable after the Effective Date, the Company shall provide the Executive with two personal computers and one facsimile machine, comparable in quality to those currently used by him and Diane Green at the Company's Gloucester office, for use by the Executive in his home.

     1.2. OPTIONS AND OTHER STOCK AWARDS. On the Effective Date, all options and stock appreciation rights granted under the Company's various stock plans to the Executive as of the Effective Date shall, notwithstanding any provision of such options, rights and/or plans to the contrary, terminate and be canceled in full.

     1.3 COORDINATION WITH PARACHUTE TAX RULES. Payments under Sections 1.1 and 3 shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Internal Revenue Code
          Section 280G and without regard to whether such payments (or any other payments) would subject the Executive to federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code
          Section 4999; provided, that if the total of all payments to or for the benefit of the Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payments under Sections 1.1 and 3, amounts payable under Sections 1.1 and 3 shall be reduced to the extent, and only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under Sections 1.1 and 3 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by PricewaterhouseCoopers or by such other certified public accounting firm, law firm, or benefits consulting firm as the Compensation Committee of the Company's Board of Directors may designate. In the event of any underpayment or overpayment under Sections 1.1 and 3 as determined by PricewaterhouseCoopers (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

2.   NONCOMPETITION; NON-SOLICITATION; NO DISPARAGEMENT.

     2.1. SCOPE AND PERIOD. The Executive agrees that he will not become an employee, consultant, or advisor to any competitor of the Company, or any Subsidiary, for a period of two (2) years commencing on the Effective Date and continuing until December 31, 2000. The Executive further agrees that he will not solicit any clients, active prospects, suppliers or employees of the Company, or any Subsidiary, during the Severance Period. No provision hereof shall prohibit the Executive from offering to employ any person employed by the Company, or any Subsidiary, who, without any solicitation by the Executive, initiates contact with the Executive for the purpose of employment. The Company and the Executive agree that neither party shall make any comments to any person, including any potential customers, clients, partners or acquaintances of either party, or to the media, disparaging the integrity or reputation of the other party.

     2.2. NO DUTY TO MITIGATE DAMAGES. The Executive's benefits under this Agreement shall be considered severance pay in consideration of his past service, and as an inducement to him to enter into and become bound by this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment nor is it dependent upon whether or not the Executive provides services of any type to, or continues to serve as a member of the Board of Directors of, the Company or any Subsidiary.

     2.3. OTHER AGREEMENTS. If for any reason the Executive receives severance payments (other than under this Agreement) from the Company or its Subsidiaries upon the termination of his employment with the Company, the amount of such payments shall be deducted from the amount paid under this Agreement. The purpose of this provision is solely to avert a duplication of benefits; and neither this provision nor the provisions of any other agreement shall be interpreted to reduce the amount payable to the Executive below the greater of the amount that would otherwise have been payable under this Agreement or under other agreements.

     2.4. WITHHOLDING. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

3. ASSISTANT TO THE EXECUTIVE. The Company agrees to continue to employ Diane Green (the "Assistant"), for a period of one (1) year commencing on the Effective Date and continuing through and including December

          31, 1999 (the "Employment Period"), such employment to be for the sole purpose of acting as an assistant to the Executive. The Company shall employ the Assistant during the Employment Period at an annual base salary rate of $85,000 and shall continue to maintain, in full force and effect during the Employment Period, all benefits to which the Assistant is entitled as of the Effective Date.

     4. RESIGNATION. The Executive's resignation from the office of Chief Executive Officer of the Company and from his positions as Chairman of the Board and Managing Director shall be effective on the Effective Date. The Executive shall not resign as a member of the Board of Directors of the Company on the Effective Date.

     5. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     6. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc., reasonably incurred by the Executive in connection with the negotiation, execution and delivery of this Agreement or in seeking in good faith to obtain any right or benefit to which the Executive believes he is entitled under this Agreement. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the Company's agent bank until paid in full.

     7. NOTICES. Any notices required to be given under this Agreement shall be in writing and shall be deemed given five (5) days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy, or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

TO THE COMPANY:      Cyrk, Inc.
                     3 Pond Road
                     Gloucester, MA 01930

                                Attn: President

    WITH A COPY TO:           Cameron Read, P.C.
                              Choate, Hall & Stewart
                              Exchange Place
                              53 State Street
                              Boston, MA 02109

    TO THE EXECUTIVE:         Gregory P. Shlopak
                              6 Camborne Way
                              Rockport, MA 01966

    WITH A COPY TO:           Victor J. Paci, Esq.
                              Bingham Dana LLP
                              150 Federal Street
                              Boston, MA 02110

8. GENERAL PROVISIONS.

     8.1. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by the Executive's personal or legal representatives or successors if the Executive dies while any amounts would still be payable to him hereunder, benefits would still be provided to this family hereunder, or rights would still be exercisable by him hereunder as if he had continued to live. Such amounts shall be paid to the Executive's estate, such benefits shall be provided to the Executive's family, and such rights shall remain exercisable by the Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by the Executive.

     8.2. SUCCESSORS. This Agreement shall inure to and be binding upon the Company's successors. The Company shall require any successor to all or substantially of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), consolidation, lease or otherwise, by agreement in form and substance satisfactory to the Executive, to assume this Agreement expressly. This Agreement shall not otherwise be assignable by the Company. In the event that it is impracticable for a successor of the Company to perform the Company's obligations under paragraph 1.1(a), 1.1(b), 1.1(c), 1.1(f), l.l(g) and/or Section 3 of this Agreement, the Company shall pay to the Executive, in a lump sum payment without discounting to present value, an amount equal to the aggregate of all remaining payments due under such paragraph 1.1(a), 1.1(b), 1.1(c), 1.1(f), 1.1(g) and/or Section 3, as the case may be.

     8.3. AMENDMENT OR MODIFICATION; WAIVER. This Agreement may not be amended or modified unless agreed to in writing by the Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     8.4. SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any jurisdiction in which valid and enforceable, and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     8.5. RIGHTS GRANTED. This Agreement shall not give the Executive any right to compensation or benefits from the Company or any Subsidiary, except for the rights specifically stated herein, including those certain severance and other benefits that become due as of the Effective Date.

     8.6. GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

9. EXCLUSIVE AGREEMENT. It is agreed and understood that this Agreement represents the entire agreement between the Company and the Executive concerning the subject matter hereof and, except as set forth in paragraph l(f) hereof, supersedes all prior agreements and understandings concerning the Executive's rights upon the termination of his employment, including, without limitation, any change of control agreement that may be in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Cyrk, Inc.                                  Executive
By its Authorized Representative

By:
   ------------------------------------     -----------------------------------
Name: Joseph W. Bartlett                    Gregory P. Shlopak
Title: Chairman, Compensation Committee

                                   EXHIBIT A

                                  DEFINITIONS

The following terms as used in this Severance Agreement have the following meanings:

(a) "ACCOUNTANT BENEFIT" means the payment by the Company of certain expenses in connection with accounting services provided to the Executive, at the annual rate in effect on the Effective Date, which annual rate is $50,000.

(b) "Apartment Benefit" means, so long as the Company provides the use of an apartment in New York City to executives of the Company, the payment by the Company of certain expenses incurred in connection with the leasing of an apartment in New York City for use by the Executive, including rent and maintenance fees and cleaning and phone expenses, at the annual rate in effect on the Effective Date, which annual rate is $92,900.

(c) "AUTOMOBILE BENEFIT" means the payment by the Company of certain expenses, including rental, insurance, maintenance and fuel costs, in connection with the leasing of automobiles used by the Executive, at the annual rate in effect on the Effective Date, which annual rate is $35,000.

(d) "BASE SALARY" means the Executive's base salary, exclusive of any bonus or other benefits he may receive, at the annual rate in effect on the Effective Date, which annual rate is $300,000.

(e) "CLUB BENEFIT" means the payment by the Company of certain expenses incurred in connection with club memberships for the Executive, at the annual rate in effect on the Effective Date, which annual rate is $31,700.

(f)  "COMPANY" means Cyrk, Inc. or any successor.

(g) "NEW YORK OFFICE BENEFIT" means, so long as the Company maintains an office in New York, the use by the Executive of his New York office in the same manner as he uses it as of the Effective Date, with payment by the Company of all expenses incurred in connection with such office, including, without limitation, rent, furniture, equipment and communications expenses.

(h) "PHONE AND SUBSCRIPTION BENEFIT" means the payment by the Company of expenses incurred in connection with a cellular phone and subscriptions to periodicals provided to the Executive, at the annual rate in effect on the Effective Date, which annual rate is $7,600.

(i) "SPECIAL CHILD CARE BENEFIT" means the payment by the Company of the salary and fringe benefits for a special child care provider for the Executive's son Jackson C. Shlopak, at the annual rate of up to $25,000.

(j) "SUBSIDIARY" means any corporation in which the Company owns, directly or indirectly, 50 percent (50%) or more of the total combined voting power of all classes of stock.

EXHIBIT B


====================================================================================================================================
                                                                                                                            Policy
                                                                                                               Cyrk, Inc.    Owner
                                                             Total                               Total           Cash        Cash
                     Insurance      Product      Policy      Death        Annual     Date of    Deposits       Surrender   Surrender
       Name            Carrier        Type       Number     Benefit      Premium      Issue      To Date         Value       Value
==================  ============  ============  ========  ===========  ===========  ========= =============  =============  ========




------------------------------------------------------------------------------------------------------------------------------------
Gregory P. Shlopak  The Guardian    Whole Life   3777007    4,248,669    74,936.00  15-Nov-94    456,942.40     370,777.00     0.00

Gregory P. Shlopak  John Hancock    Whole Life  85240001    3,502,499    61,100.00  15-Nov-94    419,596.94     418,918.00     0.00

Gregory P. and                    Survivorship
Leslee B. Shlopak   The Guardian    Whole Life   3777006    4,211,222    42,349.00  15-Nov-94    258,528.30     155,709.00     0.00

Gregory P. and                    Survivorship
Leslee B. Shlopak   John Hancock    Whole Life  80099781    3,269,471    25,017.00  15-Nov-94    142,259.16     120,682.00     0.00

Gregory P. and                    Survivorship
Leslee B. Shlopak        JHVLICO    Variable
                                     Life       20015822   20,000,000   211,850.00  26-Jun-97    667,119.00     603,186.00     0.00
                                                          -----------  -----------            -------------  -------------    ------
                                                          $35,231,861  $435,261.00            $1,944,446.00  $1,669,272.00    $0.00
------------------------------------------------------------------------------------------------------------------------------------


Notes:
  1. Cyrk, Inc. advances premiums for the acquisition of Life Insurance coverage. Cyrk, Inc. will recover its advances at the death of the Insured (or sooner, at the discretion of the policy owner).
  2. Each participant is responsible for the income tax on the economic benefit received from the arrangement.
  3. Each policy owner is entitled to policy cash values to the extent that they exceed the cumulative premiums paid by Cyrk, Inc.
  4. Life Insurance death benefits are not subject to income tax.
  5. JHVLICO is the abbreviation for John Hancock Variable Life Insurance
     Company.


         Winged Keel Group, Inc.       December 1998          File No: 10849

EXHIBIT B CONT'D


                                   CYRK, INC.
                        SPLIT DOLLAR LIFE INSURANCE PLAN
                        PREPARED FOR GREGORY P. SHLOPAK
                                   COMPOSITE

                Single Life            Second-to-die
             -----------------  ---------------------------
                                                   Hancock               Total
 Policy      Guardian  Hancock  Guardian  Hancock  Variable   Total    Insurance
 Year    Age Premium   Premium  Premium   Premium  Premium   Premium   Carriers
-------  --- --------  -------  --------  -------  --------  -------  ----------

1996-97  50  144,188   167,500   81,556    42,017   435,260  435,261  33,744,694
1997-98  51   74,936    61,100   42,349    25,017   231,859  455,261  33,857,602
1998-99  52   74,936    61,100   42,349    25,017   231,859  455,261  33,564,662
1999-00  53   74,936    61,100   42,349    25,017   231,859  455,261  34,085,504
2000-01  54   74,936    61,100   42,349    25,017   231,859  455,261  34,219,447
2001-02  55   74,936    61,100   42,349    25,017   231,859  455,261  34,355,770
2002-03  56   74,936    61,100   42,349    25,017   231,859  455,261  34,524,614
2003-04  57   74,936    61,100   42,349    25,017   231,859  455,261  34,695,870
2004-05  58   74,936    61,100   42,349    25,017   231,859  455,261  34,835,104
2005-06  59   74,936    61,100   42,349    25,017   231,859  455,261  35,012,531
2006-07  60   74,936    61,100   42,349    25,017   231,859  455,261  35,202,277
2007-08  61        0    61,100   42,349    25,017   162,607  291,073  35,279,667
2008-09  62        0    61,100        0         0   106,400  167,500  35,314,515
2009-10  63        0         0        0         0         0        0  35,208,506
2010-11  64        0         0        0         0         0        0  35,130,904

Notes:

1. Assumes Mr. Shlopak (D.O.B. 8/30/46) and Mrs. Shlopak (D.O.B. 8/13/55) do not smoke and are classified as preferred insurance risks.

2. Actuarial life expectancy for a 50 year old male insured is 31 years (based on 1983 IAM mortality tables).

3. Actuarial life expectancy for a 43 year old female insured is 42 years (based on 1983 IAM mortality tables).

4. Assumes acquisitions of survivorship insurance on the lives of Mr. and Mrs. Shlopak.

5. This spreadsheet is based on detailed illustrations provided by The Guardian and John Hancock Life Insurance companies. The illustration is attached to this summary spreadsheet. These projections make assumptions as to future income as referred, mortality costs, and administrative expenses and is not guaranteed. Actual results may be higher or lower than illustrated.

6. The contents of this report should not be considered the rendering of legal, tax or investment advice. Clients are responsible for seeking all such advice from their own legal counsel, accountants and investment advisors.

EXHIBIT B CONT'D


                                   CYRK, INC.
                        SPLIT DOLLAR LIFE INSURANCE PLAN
                        PREPARED FOR GREGORY P. SHLOPAK
                                   COMPOSITE

                                                                    Income
 Policy          Premium   Cumulative     Cash       Insurance    Statement
 Year      Age   Expense     Premium      Value      Coverage       Effect
-------    ---   -------   ----------  ----------   ----------   ----------

1996-97    50    435,261   1,305,783    1,228,957   33,749,694    (42,984)
1997-98    51    435,261   1,741,044    1,558,723   33,857,802   (105,495)
1998-99    52    435,261   2,176,305    2,110,984   33,964,662    112,000
1999-00    53    435,261   2,611,566    2,585,870   34,085,904     39,625
2000-01    54    435,261   3,046,827    3,163,854   34,219,447     25,695
2001-02    55    435,261   3,482,088    3,780,911   34,365,778          0
2002-03    56    435,261   3,917,349    4,475,644   34,524,614          0
2003-04    57    435,261   4,352,610    5,218,418   34,695,978          0
2004-05    58    435,261   4,787,871    6,049,990   34,836,194          0
2005-06    59    435,261   5,223,132    6,969,177   35,012,531          0
2006-07    60    435,261   5,658,393    7,938,083   35,202,277          0
2007-08    61    291,073   5,949,466    8,911,033   35,279,667          0
2008-09    62    167,500   6,116,966    9,918,123   35,314,581          0
2009-10    63          0   6,116,966   10,746,520   35,208,506          0
2010-11    64          0   6,116,966   11,637,091   35,110,904          0

Notes:

1. Assumes Mr. Shlopak (D.O.B. 8/30/46) and Mrs. Shlopak (D.O.B. 8/13/55) do not smoke and are classified as preferred insurance risks.

2. Actuarial life expectancy for a 50 year old male insured is 31 years (based on 1983 IAM mortality tables).

3. Actuarial life expectancy for a 43 year old female insured is 42 years (based on 1983 IAM mortality tables).

4. Assumes acquisitions of survivorship insurance on the lives of Mr. and Mrs. Shlopak.

5. This spreadsheet is based on detailed illustrations provided by The Guardian and John Hancock Life Insurance companies. The illustration is attached to this summary spreadsheet. These projections make assumptions as to future income as referred, mortality costs, and administrative expenses and is not guaranteed. Actual results may be higher or lower than illustrated.

6. The contents of this report should not be considered the rendering of legal, tax or investment advice. Clients are responsible for seeking all such advice from their own legal counsel, accountants and investment advisors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Cyrk, Inc.                                  Executive
By its Authorized Representative

By: /s/ Joseph W. Bartlett
   ------------------------------------     -----------------------------------
Name: Joseph W. Bartlett                    Gregory P. Shlopak
Title: Chairman, Compensation Committee